Exhibit 16.1

August 14, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Everbridge, Inc. and, under the date of March 12, 2018, we reported on the consolidated financial statements of Everbridge, Inc. as of and for the years ended December 31, 2017 and 2016. On August 9, 2018, we were dismissed. We have read Everbridge Inc.’s statements included under Item 4.01 of its Form 8-K dated August 14, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Everbridge Inc.’s statement that the change was approved by the audit committee of the board of directors. We are also not in a position to agree or disagree with the statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Everbridge Inc.’s consolidated financial statements.

Very truly yours,

(Signed) KPMG LLP